Exhibit 99.1

February 3, 2012

Rob McEwen: Mining magnate with a vision

By GORDON PITTS

From Saturday’s Globe and Mail

Canadian nationalist, philanthropist, libertarian minces few words about the direction this country should be heading

Rob McEwen, the near-billionaire nationalist, philanthropist, libertarian, gold-loving, regulation-hating metals magnate, is as steamed as the plate of tagliatelle pasta sitting in front of him.

“It’s the parentalness of government that pisses me off. Get out! We have to take risks on our own,” he says.

The 61-year-old is reacting to the roadblocks encountered in his new mining venture, the latest chapter in a colourful and wildly successful career highlighted by converting a struggling gold mine in Northern Ontario into a global colossus called Goldcorp. The mining tycoon is merging two junior companies to form what he hopes will be his next - perhaps last - big winner. But the regulatory and governance process has taken three months longer than expected, costing $6-million in legal and advisory fees.

“This is an unnecessary tax on shareholders,” he fumes, his usually soft voice rising above the lunchtime clatter at Canoe, a darling of Bay Street expense accounts sitting 54 floors above downtown Toronto. “Wouldn’t we be better served to, say, cut a cheque to our shareholders as a dividend?”

The biggest of all those cheques would go to Mr. McEwen, who is chief executive officer and controls 25 per cent of the new gold, silver and copper company called McEwen Mining Inc. MUX-T And he is already flirting with billionaire status after his hugely profitable ride with Goldcorp.

Now with that massive gold producer in his rear-view mirror, the Croesus-like track record gives him licence to try to build another heavyweight - this time with his own name on the company.

He will be doing so as his sector rides a wave that is both highly profitable and extremely volatile. Gold prices are soaring as currencies falter, feeding off economic instability in the United States and Europe. But gold is also known to tank disastrously, and some analysts predict the roaring bull will turn silent as investors grow wary of its heart-stopping rises and falls. And this time around, Mr. McEwen is also exposed to silver - a lower-cost complement to gold - and to copper, which is sensitive to industrial activity.

But gold is his game, and his affection strikes deeper than short-term business interests. It speaks to another side of Mr. McEwen - libertarian, student of historical cycles, and scourge of debt-laden governments. He is a prophet of profligacy, who predicts, in this age of over-the-top borrowing, that gold will fly through $2,000 (U.S.) an ounce this year - not too ambitious given its recent surge over $1,700 - and to $5,000 in three to four years.

As always, there is constant noise from so-called gold bugs, that kooky fringe that believes the yellow metal is the only haven as the world heads toward cataclysm. Mr. McEwen’s view is much more nuanced - that gold is a currency like Canadian or U.S. dollars or the beleaguered euro. “And here we are seeing the entire Western world debasing its currencies at a frantic pace,” he says.

In this orgy of public spending and debt, gold will get hotter in the near to medium term. But at some point, he says, it will hit a zenith and it will make sense to buy other currencies again. And rather than play the apocalyptic thunderer, he suggests looking at gold as insurance - the percentage held should depend on the bleakness of the individual’s outlook. As for Mr. McEwen, he is 80-per-cent invested in gold and gold stocks, but, after all, that’s his business.

As he sips his glass of malbec, Mr. McEwen explains why he is trying to build another major mining company when he could be sitting at home counting his bullion.

The business case for the merger of US Gold Corp. and Minera Andes Inc. - completed in late January, six months after being proposed - is that mining players today need scale to grab the interest of institutional investors. The mineral world is polarizing between the giants - note merger talks between titans Xstrata and Glencore - and hordes of juniors. The charm of McEwen Mining, he says, is combining one company sporting cash flow and no project pipeline with another that has stuff in the pipeline but no cash.

And the process gets the competitive juices flowing, as he sees a chance to build another monster miner. “At the most optimistic, we could outrun what Goldcorp has become,” he says.

Although he owns little of Goldcorp now, the shadow of that company, his former baby, looms over much of what he is trying to do. A former investment banker, he recognized the untapped potential in a lacklustre mine in Red Lake, Ont., from which he built Goldcorp as a productive, low-cost operator. He merged it with Wheaton River Minerals in 2005, but he left in a messy dispute with senior management.

Even when he is angry, Mr. McEwen speaks gently with a knowing little smile - much like another libertarian, U.S. presidential hopeful Ron Paul, who exudes that same sense that he didn’t create this mess, but he has the inside scoop on why it is happening.

But while Mr. Paul sits on the political fringe, Mr. McEwen stands at the centre of Canadian public life, as a business leader whose vocation is one of the country’s oldest - making money from mines - and whose avocation is giving it away - $50-million so far, largely to fund research in regenerative medicine and stem cell applications.

He and wife Cheryl have joined other blue-chip titans in putting their family name on a research centre in the health care hub of downtown Toronto, and he gives to his alma mater, the York University business school, where fellow gold magnate Seymour Schulich has enlisted his support. He talks of some day donating 50 per cent of his wealth, as Warren Buffett advocates, but his perverse challenge is that he cannot give it away, carefully and strategically, as quickly as he makes it.

He has found that health care and mining have much in common, and he equates medical research with risky exploration. “It’s capital intensive, with low probability of success; it’s highly regulated and the people don’t talk to each other.”

Mr. McEwen was always imaginative in seeking out mining innovation, and he brings that same spirit to funding networks of scientists. He supports projects with a strong chance of reaching the clinical stage at an accelerated rate - and his dollars go to such fields as lung transplants, tracheal repopulation, heart-cell patches, and diabetes.

And there is yet another facet of the complex Mr. McEwen - the arch-nationalist who would use public procurement and tax policy to guide investment in health innovation and advanced manufacturing.

While Canada is very good at spending on research, it is abysmal at product development, he says. He wants to direct a small piece of the many billions spent on health-care procurement - and now handed over to foreign-based giants - toward Canadian products, and, thus, domestic development.

“We’re very good at selling what you can grab - you grab water, you grab trees, you grab crops,” he says. But we don’t have value-added capability, he laments, putting the blame on excessive foreign ownership of our economy.

In that vein, he is a critic of the Keystone XL pipeline because it would ship our oil south, rather than feeding upgraders and refineries in Canada to capture the value-added component. Thus, he argues, we are missing out on the development of entire industries. The solution might be a tax system that encourages long-term holding of Canadian assets, he muses.

“If we don’t do something soon, our children will become tenants in their own country,” he warns.

There are moments like this when Mr. McEwen has to reassert his libertarian credentials. His major complaint, he states, is that too much government puts a cap on human ingenuity, of the kind that would allow Canada to compete. Libertarian rhetoric, perhaps - but in his quest for a strong economic future, Rob McEwen is as conflicted as any mainstream Canadian.

CURRICULUM VITAE

Beginnings

• Born in Toronto, April 15, 1950.

• Father, Donald, ran a securities firm with a mining focus. Holds BA from University of Western Ontario, MBA from Schulich School of Business, York University.

Personal

• He and wife Cheryl have two grown sons.

• The couple have given away $50-million, including $20-million toward the McEwen Centre for Regenerative Medicine in Toronto.

Career

• Started off as investment banker.

• In 1993, began restructuring Goldcorp, whose market

capitalization over two decades has gone from $50-million to $39-billion In 2005, led merger with Wheaton River, but later broke with management over takeover of Glamis Gold.

• In 2012, merged US Gold and Minera Andes to form McEwen Mining.

Passions

• Cycling: Joined Cheryl and their sons recently for bicycle tour of Southeast Asia.

• Swimming: Every summer morning at his cottage on Ontario’s Stoney Lake, he takes a one-kilometre swim.

• Reading history: Is diving into City of Fortune: How Venice Won and Lost a Naval Empire, by Roger Crowley.

The Globe and Mail, Inc.

Reprinted from The Globe and Mail, in the “The Lunch” section.

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